EXHIBIT 2

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CANCELLATION OF "REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-II", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF FEBRUARY, A.D. 2017, AT 1:15 O`CLOCK P.M.

SECRETARY'S OFFICE

DELAWARE

Jeffrey W. Bullock, Secretary of State

2000982 8100	Authentication: 202192361
SR# 20171755673	Date: 03-14-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:15 PM 02/28/2017
FILED 01:15 PM 02/28/2017
SR 20171397144 - File Number 2000982

STATE OF DELAWARE
CERTIFICATE OF CANCELLATION
OF
CERTIFICATE OF LIMITED PARTNERSHIP

The limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Act"), for the purpose of canceling the Certificate of Limited Partnership pursuant to Section 17-203 of the Act, hereby certifies that:

1. The name of the limited partnership is Realmark Property Investors Limited Partnership-II (the "Partnership").

2. The Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware on March 30, 1982.

3. The name and mailing address of the current general partner is as follows:

Realmark Properties, Inc.
2350 North Forest Road
Getzville, New York 14068

4. This Certificate of Cancellation shall become effective upon its filing and acceptance by the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, constituting the corporate general partner of the Partnership has executed this Certificate of Cancellation as of the 28th day of Feb., A.D. 2017.

Realmark Properties, Inc.

By: Matthew P. Iak
Name: Matthew Iak
Title: President

079349.00000 Business 15669992v1